CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AIM Sector Funds (Invesco Sector Funds) of our reports dated June 26, 2019, relating to each of the financial statements and financial highlights, which appear in Invesco Mid Cap Growth Fund, Invesco Dividend Income Fund, Invesco Technology Sector Fund, Invesco American Value Fund, Invesco Small Cap Value Fund, and Invesco Technology Fund’s Annual Report on Form N-CSR for the year ended April 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

January 24, 2020